Exhibit 99.1

News Release

Company Contacts:
Keith A. Jones, CFO and VP, Finance	Sonia Segovia, IR Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-4452	Tel: (408) 938-6491
Email: keith.jones@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Reports Certain Fourth Quarter 2009 Results

Release and Discussion of Full Results for Fourth Quarter and Full Year 2009 Rescheduled to February 10th

SAN JOSE, Calif.—February 4, 2010—PDF Solutions, Inc. (NASDAQ: PDFS) the leading provider of yield improvement technologies and services for the integrated circuit (IC) manufacturing process life cycle, today announced certain financial results for its fiscal quarter ended December 31, 2009.

Revenue for the fourth fiscal quarter of 2009 totaled $14.8 million, up 7% from $13.9 million for the third fiscal quarter of 2009 and up 7% when compared with revenue of $13.8 million for the fourth fiscal quarter of 2008. Gain share revenue for the fourth fiscal quarter of 2009 totaled $5.6 million, up 4% from $5.4 million for the third fiscal quarter of 2009 and up 124% when compared to gain share revenue of $2.5 million for the fourth fiscal quarter of 2008.

Cash and cash equivalents totaled $34.9 million at December 31, 2009, up 5% from $33.2 million at September 30, 2009 and down 14% from $40.7 million (including $9.1 million of short-term investments) at December 31, 2008.  Accounts receivable totaled $19.8 million at December 31, 2009, up 9% from $18.3 million at September 30, 2009 and down 21% from $25.0 million at December 31, 2008.

PDF Solutions also announced the new date and time it will release the full financial results for its fourth fiscal quarter 2009 and full fiscal year 2009.  The Company requires additional time to finalize these results in order to complete the reconciliation of certain income tax accounts.  John Kibarian, CEO, and Keith Jones, CFO, will host a live teleconference on Wednesday,  February 10, 2010 beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time to discuss the results.

The teleconference will be simultaneously web cast on PDF Solutions’ website at http://ir.pdf.com/events.cfm. An archive of the call will remain available until Wednesday, March 10, 2010 at 11:59 p.m. Pacific Time.  To hear the replay when calling from within the United States or Canada, call 1-800-642-1687.  When calling from outside of the United States or Canada, call +1-706-645-9291.  The access code for both replay options is 90528430.  An archive of the web cast will remain available at the same website address.

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About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle.  PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations.  PDF Solutions’ Characterization Vehicle® (CV®) test chips provide the core modeling capabilities, and are used by more leading manufacturers than any other test chips in the industry.  PDF Solutions’ industry leading yield management system software, dataPOWER®, and fault detection and classification software, mæstria®, enhance yield improvement and production control activities at leading fabs around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan, Korea, Singapore, and Taiwan. For the company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, dataPOWER, mæstria, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries.

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